UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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New York REIT, Inc.
(Name of Registrant as Specified in Its Charter)

WW Investors, LLC Michael L. Ashner James P. Hoffmann Gregory Hughes Neil H. Koenig Steven Witkoff
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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WW Investors LLC, together with the other participants named herein (collectively, “WW Investors”) intends to make preliminary filings with the Securities and Exchange Commission of a preliminary proxy statement and accompanying proxy card to be used to solicit votes for the election of the WW Investor Group’s slate of director nominees to the Board of Directors of New York REIT, Inc. (“NYRT” and, the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On October 4, 2016, WW Investors issued the following press release:

ASHNER/WITKOFF STOCKHOLDER GROUP DELIVERS TO NEW YORK REIT A PROPOSAL TO MANAGE THE COMPANY

- Proposal is to Manage NYRT During the Proposed Liquidation or on Ongoing Basis if Liquidation is not Approved by Shareholders -

- WW Investors’ Management of NYRT to Save an Estimated $50 Million+ in Liquidation Costs and $4 Million in Annual Operating Costs -

- Proposal Includes Appointment of Wendy Silverstein as CEO of NYRT -

NEW YORK, NY, October 4, 2016, — (PR Newswire) - Michael L. Ashner, Steven Witkoff, and WW Investors LLC (“WW Investors”), a jointly owned entity of Michael L. Ashner and Steven Witkoff, announced today that they, on behalf of their affiliate, Winthrop Realty Partners, L.P. (“Winthrop”), have delivered to New York REIT, Inc. (NYSE: NYRT) (the “Company”) a proposal to be appointed as the replacement advisor for the Company in connection with the Company’s proposed plan of liquidation.

WW Investors’ proposal is to manage the Company during its proposed liquidation or, in the event no plan of liquidation is adopted, on an ongoing basis. Based on WW Investors’ conservative estimates, Winthrop’s management of the Company during its proposed liquidation will generate savings exceeding $50 million in liquidation costs and $4 million in annual operating costs compared to the existing advisory agreement. Winthrop did not request any transitional fee or reimbursement for transitional costs in connection with its management of NYRT. Additionally, WW Investors believes an expedited full liquidation would have a maximum duration of 12 months. Winthrop and WW Investors have agreed not to seek to acquire any NYRT assets or interests therein. WW Investors is confident that in a fair process, WW Investors will win the bid.

Winthrop and its predecessors (collectively, the “Winthrop Group”) possess the knowledge and experience to successfully manage NYRT through the liquidation process. The Winthrop Group has overseen as external advisor and manager five publicly traded REITs, more than 50 publicly registered syndicated limited partnerships and more than 300 privately syndicated limited partnerships. The Winthrop Group was responsible for the full liquidation, partial liquidation and/or sale of these companies and/or their respective assets. Most recently the Winthrop team initiated and supervised the plan of liquidation for Winthrop Realty Trust, a NYSE REIT. As a direct result of Winthrop’s management efforts and capabilities, shareholders of Winthrop Realty Trust realized cash distributions and a stock price of more than $17 a share (compared to a stock price of roughly $11 a share at the time the liquidation was first announced).

WW Investors’ proposal also announced the inclusion of Wendy Silverstein as CEO of NYRT. Ms. Silverstein is the former Executive Vice President of Vornado Trust and possesses deep experience in all aspects of overseeing publicly traded REITs. At Vornado, Ms. Silverstein participated in more than $30 billion of capital markets’ transactions. Not only will Ms. Silverstein bring a fresh perspective to the proposed implementation of the plan of liquidation but also exclusivity, both of which WW Investors’ believes to be lacking with respect to the existing advisor.

WW Investors asks that shareholders who desire for its proposal to be approved by NYRT’s Board of Directors to please make their voices heard by directly contacting the chairman of the Board, Randy Read, and the Company’s Investor Relations. For NYRT’s shareholders’ convenience, the respective email addresses and telephone numbers for NYRT’s chairman and Investor Relations are set forth below. Carpe Diem!

Randolph Read

702-838-7323

rcread@icmgi.com

Matthew Furbish

212-415-6500

Investorrelations@nyrt.com

About WW Investors LLC, Michael L. Ashner and Steven Witkoff:

Michael L. Ashner is currently the Chief Executive Officer of Winthrop Realty Partners, a private real estate company, and was the Chairman and Chief Executive Officer of Winthrop Realty Trust, a publicly traded real estate investment trust, which recently liquidated pursuant to a shareholder approved liquidation. Mr. Ashner has over 30 years of experience in owning, managing, leasing, selling and investing in all types of real estate and real estate related assets. Mr. Ashner has been the Chairman of six publicly traded real estate investment trusts and served as Chief Executive Officer for five of them, all five of which successfully engaged in a strategic transaction to maximize value for their stockholders. Steven Witkoff is currently the Chairman and Chief Executive Officer of The Witkoff Group, a privately held, global real estate development and investment firm headquartered in New York City. WW Investors LLC is a venture between Mr. Witkoff and Mr. Ashner to acquire shares of common stock in NY REIT.

CONTACT:

Michael L. Ashner

WW Investors LLC

Email: mashner@firstwinthrop.com

Tel: (516) 822 - 0022

Bob Marese

MacKenzie Partners, Inc.

Email: bmarese@mackenziepartners.com

Tel: (212) 929 – 5405

Larry Schimmel

MacKenzie Partners, Inc.

Email: lschimmel@mackenziepartners.com

Tel: (212) 378 – 7068

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

WW Investors LLC, Michael L. Ashner and Steven Witkoff (collectively, “WW Investors Group”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of the Company.

The following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: WW Investors LLC, Michael L. Ashner, James P. Hoffmann, Gregory Hughes, Neil H. Koenig, and Steven Witkoff.

WW INVESTORS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENTS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

As of the date hereof, WW Investors directly owns 80 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). As of the date hereof, Mr. Ashner directly owns 1,057,100 shares of Common Stock, and may be deemed to beneficially own an additional 6,000 shares of Common Stock held in his spouse’s IRA. As of the date hereof, Mr. Hoffman directly owns 75,000 shares of Common Stock. As of the date hereof, Mr. Hughes directly owns 20,000 shares of Common Stock. As of the date hereof, Mr. Witkoff directly owns 149,960 shares of Common Stock. Each of Messrs. Ashner and Witkoff, as a manger and a member of WW Investors, may be deemed the beneficial owner of the 80 shares of Common Stock directly owned by WW Investors. Mr. Koenig does not directly or indirectly own any shares of Common Stock.